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                                                                   Exhibit 12.01

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                        (in thousands, except ratio data)

                                                            FISCAL YEARS ENDED SEPTEMBER 30,                      NINE MONTHS
                                                                                                                    ENDED
                                                                                                                   JUNE 30,
                                            1998          1999          2000           2001           2002           2003
                                           -------       -------       -------       --------       --------       --------
Income (Loss) before income taxes,
fixed charges and minority interests       (27,917)      (10,448)       28,444        (36,523)      (627,412)      (131,126)
 Add - Fixed Charges                         5,962         4,031         3,508          5,772         13,023         11,362
 Less - Minority Interests                      --           (40)         (274)          (424)          (274)           211
 Less - Preferred Dividends                  1,848           845           230            109             --             --
                                           -------       -------       -------        -------       --------       --------
Income (Loss) before taxes plus
fixed charges less minority interests
less preferred dividends                   (23,803)       (7,222)       31,996        (30,436)      (614,115)      (119,975)
                                           =======       =======       =======        =======       ========       ========

Fixed charges:
   Interest Expense                          2,347         1,553         1,345          4,063         10,290          7,790
   Portion of rent expense
   representative of interest                1,767         1,633         1,933          1,600          2,733          3,572
   Preferred dividend requirement            1,848           845           230            109             --             --
                                           -------       -------       -------       --------       --------       --------
Total Fixed Charges                          5,962         4,031         3,508          5,772         13,023         11,362
                                           =======       =======       =======       ========       ========       ========
Ratio of Earnings to Fixed Charges              (1)           (1)          9.1             (1)            (1)            (1)


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(1)   Brooks Automation, Inc. has one share of preferred stock outstanding, referred to as special voting preferred stock. This special voting preferred stock was issued in connection with Brooks' acquisition of PRI Automation, Inc. in May 2002, and relates to PRI's former Canadian exchangeable shareholders. The holder of this share of special voting preferred stock is not entitled to receive any dividends. No other shares of preferred stock are outstanding. Preferred dividend requirements prior to July 2001 relate to accretion of preferred stock issued by Progressive Technologies Inc. prior to its acquisition by the Company. This acquisition was accounted for as a pooling of interest. For the nine months ended June 30, 2003 and in fiscal 2002, 2001, 1999 and 1998, earnings before income taxes plus fixed charges less minority interests less preferred dividend requirements were insufficient to cover fixed charges by $131.3 million, $627.1 million, $36.2 million, $11.3 million and $29.8 million, respectively. The ratio of earnings to fixed charges is equal to the ratio of earnings to combined fixed charges and preferred dividends for each of these periods.